Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Chicago Atlantic Real Estate Finance, Inc.

Chicago, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 2021, except for the changes and additions related to the stock split described in Note 5, as to which the date is October 26, 2021, relating to the financial statement of Chicago Atlantic Real Estate Finance, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

November 12, 2021